Exhibit 4.3

LYRA THERAPEUTICS, INC.

Schedule of Holders of Warrants to Purchase Common Stock

Holder	Warrant No.	Number of Shares	Maximum Percentage Beneficial Ownership Blocker
Armistice Capital Master Fund Ltd., or its registered assigns	CS-01	2,006,018	4.99%
Perceptive Life Sciences Master Fund, Ltd., or its registered assigns	CS-02	1,805,416	9.99%
Citadel CEMF Investments Ltd., or its registered assigns	CS-03	1,424,272	9.99%
Venrock Healthcare Capital Partners EG, L.P., or its registered assigns	CS-04	855,869	9.99%
Venrock Healthcare Capital Partners III, L.P., or its registered assigns	CS-05	316,557	9.99%
VHCP Co-Investment Holdings III, LLC, or its registered assigns	CS-06	31,668	9.99%
North Bridge Venture Partners V-A, L.P., or its registered assigns	CS-07	201,929	9.99%
North Bridge Venture Partners V-B, L.P., or its registered assigns	CS-08	98,973	9.99%
North Bridge Venture Partners VI, L.P., or its registered assigns	CS-09	601,806	9.99%
NCP RFM LP, or its registered assigns	CS-10	123,125	9.99%
Pinehurst Partners, L.P., or its registered assigns	CS-11	74,033	4.99%
Nantahala Capital Partners Limited Partnership, or its registered assigns	CS-12	61,042	9.99%
Corbin Hedged Equity Fund, L.P., or its registered assigns	CS-13	21,716	9.99%
Blackwell Partners LLC – Series A, or its registered assigns	CS-14	422,190	9.99%
Samsara BioCapital, LP, or its registered assigns	CS-15	501,505	9.99%
Woodline Master Fund LP, or its registered assigns	CS-16	320,963	4.99%
Parkman HP Master Fund LP, or its registered assigns	CS-17	81,756	4.99%
Schonfeld EXT Master Fund LP, or its registered assigns	CS-18	218,244	4.99%
Alyeska Master Fund, L.P., or its registered assigns	CS-19	240,723	9.99%
Investor Company ITF Rosalind Master Fund LP, or its registered assigns	CS-20	241,626	4.99%
Lockheed Martin Corporation Master Retirement Trust, or its registered assigns	CS-21	128,956	9.99%
Pura Vida X Fund LP, or its registered assigns	CS-22	71,646	9.99%
DAFNA Lifescience L.P., or its registered assigns	CS-23	135,407	4.99%
DAFNA Lifescience Select L.P., or its registered assigns	CS-24	45,135	4.99%

FORM OF COMMON STOCK WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS

EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN

SECTION 5 OF THIS WARRANT

Warrant No. CS-[•]	Number of Shares: [•]
(subject to adjustment)
Date of Issuance: May 31, 2023

Original Issue Date (as defined in subsection 2(a)): May 31, 2023

Lyra Therapeutics, Inc.

Common Stock Purchase Warrant

(Void after 5:00 p.m. (New York City time) on November 30, 2028)

Lyra Therapeutics, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that [•], or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after November 30, 2023 (the “Initial Exercise Date”) and on or before 5:00 p.m. (New York City time) on November 30, 2028 (the “Termination Date”), [•] shares of Common Stock, $0.001 par value per share, of the Company (“Common Stock”), at a purchase price of $2.673 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively. This Warrant is one of the Common Stock Purchase Warrants (the “Warrants”) issued pursuant to that certain Securities Purchase Agreement, dated as of May 25, 2023, by and among the Company and each of the investors party thereto (the “Purchase Agreement”). Capitalized terms used herein have the respective meanings ascribed thereto in the Purchase Agreement unless otherwise defined herein.

1. Exercise.

(a) Exercise for Cash. Subject to the limitations set forth in Section 1(e), the Registered Holder may elect to exercise this Warrant, in whole or in part and at any time or from time to time on or after the Initial Exercise Date, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise.

(b) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the Warrant Shares by the Registered Holder, then, subject to the limitations set forth in Section 1(e), the Registered Holder may also elect to exercise this Warrant, in whole or in part, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

[(A-B)*(X)]
(A)

Where:

A=	the VWAP on the Trading Day immediately preceding the date of such election;

B=	the Purchase Price then in effect; and

X=	the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

The “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed on The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or the New York Stock Exchange (such market, the “Trading Market”), the daily volume-weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market as reported by Bloomberg Financial L.P. (based on a “Trading Day” from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) the volume-weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (iii) if the Common Stock is not then listed on a Trading Market or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iv) in all other cases, the fair market value of a share of Common Stock as determined by a good faith determination of the Company’s Board of Directors.

(c) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection 1(a) or 1(b) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d) Issuance Upon Exercise. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 5 days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise transmitted by the transfer agent of the Company to the Registered Holder in electronic book entry form to the account of such Registered Holder or, upon request of the Registered Holder, by physical delivery to the address specified by the Registered Holder, plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

(e) Limitations on Exercise. Subject to the last sentence of this Section 1(e), the Company shall not effect the exercise of this Warrant, and the Registered Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Registered Holder (together with such Registered Holder’s Affiliates and any other Persons acting as a group together) would beneficially own in excess of [4.99][9.99]% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Proxy Statement, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Registered Holder, where such request indicates that it is being made pursuant to this Warrant, the Company shall within one (1)

Trading Day confirm orally and in writing to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Registered Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Company, the Registered Holder may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that in no event shall such Maximum Percentage be increased to more than 19.99%; provided, further, that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Registered Holder and not to any other holder of Warrants. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Registered Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(e) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations set forth in this Section 1(e) shall not apply to exercises of this Warrant that occur prior to and expressly in connection with the Company’s consummation of a Fundamental Transaction.

(f) Fundamental Transaction.

(i) If, at any time while this Warrant is outstanding, a Fundamental Transaction (as defined below) with respect to the Company is consummated, then, upon any subsequent exercise of this Warrant, the Registered Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Registered Holder (without regard to any limitation in Section 1(e) on the exercise of this Warrant), such cash, property and/or securities of the successor or acquiring corporation or of the Company, if it is the surviving corporation (collectively, the “Alternate Consideration”), receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 1(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Purchase Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Purchase Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the cash, property or securities to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation)

another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) execute a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination) or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(ii) Notwithstanding the foregoing, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the 1934 Act, or (3) a Fundamental Transaction in which the successor or acquiring corporation has no equity securities traded on a national securities exchange, including, but not limited to, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, at the time of such Fundamental Transaction, then the Registered Holder shall, at the option of the Registered Holder, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, be entitled to receive from the Company or any successor or acquiring corporation the same type or form of consideration (and in the same proportion), at the Black Scholes Value (as defined below) of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365-day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction, (D) a remaining option time equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.

2. Adjustments.

(a) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (either such date being referred to as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect immediately before such event by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c) Adjustment in Number of Warrant Shares. When any adjustment is required to be made in the Purchase Price pursuant to subsections 2(a) or 2(b), the number of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(d) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(e) Adjustment for Reorganization. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by subsections 2(a), 2(b) or 2(d)) (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price). The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

(g) All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the VWAP used in connection with the calculation set forth in subsection 1(b) above upon the applicable exercise.

4. Investment Representations. The initial Registered Holder represents and warrants to the Company as follows:

(a) Investment. The Registered Holder is acquiring this Warrant, and (if and when the Registered Holder exercises this Warrant) the Registered Holder will acquire the Warrant Shares, for the Registered Holder’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and the Registered Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

(b) Accredited Investor. The Registered Holder is an “accredited investor” as defined in Rule 501(a) under the 1933 Act.

(c) Experience. The Registered Holder has made such inquiry concerning the Company and its business and personnel the Registered Holder he has deemed appropriate; and the Registered Holder has sufficient knowledge and experience in finance and business that the Registered Holder is capable of evaluating the risks and merits of the Registered Holder’s investment in the Company.

5. Transfers, etc.

(a) This Warrant and the Warrant Shares shall not be sold or transferred unless either (i) such transfer shall first have been registered under the Act, or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration requirements of the Act.

(b) The Registered Holder acknowledges and agrees that the Warrant Shares shall be subject to the restrictive legend requirements set forth in the Purchase Agreement.

(c) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change the Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

(d) Subject to the provisions of Section 5 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

6. Notices of Record Date, etc. In the event:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 3 days prior to the record date or effective date for the event specified in such notice, and the Registered Holder shall keep any such notice confidential.

7. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant. Such reservation shall comply without regard to the provisions of Section 1(e).

8. Exchange or Replacement of Warrants.

(a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 5 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or sent by electronic mail, to the address or electronic mail address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below:

Lyra Therapeutics, Inc.

480 Arsenal Way

Watertown, MA 02472

Attention: Chief Executive Officer

E-mail: mpalasis@lyratx.com

With a copy (which will not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Facsimile: (617) 948-6001

Attention: Wesley C. Holmes

E-mail: wesley.holmes@lw.com

If the Company should at any time change the location of its principal office to a place other than as set forth above, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered (i) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid, (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or (iii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the first business day following such transmission.

10. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

11. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

13. Governing Law. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York.

14. Facsimile Signatures. This Warrant may be executed by facsimile signature.

[remainder of page intentionally left blank]

EXECUTED as of the Date of Issuance indicated above.

LYRA THERAPEUTICS, INC.

By:
Name:	Maria Palasis, Ph.D.
Title:	Chief Executive Officer

EXHIBIT I

PURCHASE FORM

To:	Lyra Therapeutics, Inc.	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. CS-            ), hereby elects to purchase (check applicable box):

☐ ____ shares of the Common Stock of Lyra Therapeutics, Inc. covered by such Warrant; or

☐ the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

☐	$______ in lawful money of the United States; and/or

☐

the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED, ________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. CS- ____) with respect to the number of shares of Common Stock of Lyra Therapeutics, Inc. covered thereby set forth below, unto:

Name of Assignee	Address and Electronic Mail Address	No. of Shares

Dated:_____________________	Signature:________________________________

Signature Guaranteed:

By: _______________________